Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (File No. 333-XXXX) of our report dated February 27, 2025 with respect to the consolidated financial statements of Compass Therapeutics, Inc. and subsidiaries as of December 31, 2024 and 2023 and for the years then ended, which report is included in the Annual Report on Form 10-K of Compass Therapeutics, Inc for the year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Melville, New York

December 30, 2025